Exhibit 99, ACCT
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 9, 2023, the Board of Trustees (“Board”) of the EA Series Trust (the “Trust”), including a majority of the Independent Trustees, upon the recommendation and approval of the Audit Committee of the Board, appointed Tait Weller & Baker, LLP (“Tait”) to serve as the Fund’s independent registered public accounting firm for each Fund for the fiscal year ended March 31, 2024. Tait was approved as the auditor for all funds in the Trust. Tait replaces Spicer Jefferies, LLP (“Spicer”) in this role. Spicer did not resign and did not decline to stand for re-election.

For the interim period ended June 9, 2023 , there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Spicer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Spicer, would have caused it to make a reference in connection with its opinion to the subject matter of the disagreement.

For the interim period ended June 9, 2023, neither Fund, nor anyone on its behalf, consulted with Tait with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on each Fund’s financial statements, and no written report or oral advice was provided that Tait concluded was an important factor considered by each Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Exhibit 13A4
November 27, 2023
U.S Securities and Exchange Commission
Division of Trading and Markets, Mail Stop 7010
100 F Street, NE
Washington DC 20549
(202) 551-6551

Re: Notice Pursuant to SEC Rule

To Whom it May Concern

We have read the statements made by EA Series Trust (the “Trust”) and are in agreement with the statements contained in the audited and unaudited notes to the financial statements of the Trust as of September 30, 2023. We have no basis to disagree with the statements of the registrant contained therein regarding those items required to be reported.

Very truly yours,

/s/ Spicer Jeffries, LLP

Spicer Jeffries, LLP
Denver, Colorado